EXHIBIT 10.23

LEASE

THIS LEASE is made and entered into as of the Date of this Lease, by and between Landlord and Tenant. “Date of this Lease” shall mean the date on which the last one of the Landlord and Tenant has signed this Lease.

W I T N E S S E T H:

Subject to and on the terms and conditions of this Lease, Landlord leases to Tenant and Tenant hires from Landlord the Premises.

1. BASIC LEASE INFORMATION AND DEFINED TERMS. The key business terms of this Lease and the defined terms used in this Lease are as follows:

1.1 Landlord. University of South Florida Research Foundation, Incorporated, a Florida corporation not for profit under Chapter 617, Florida Statutes, and a Direct Support Organization of the University of South Florida pursuant to Section 1004.28, Florida Statutes.

1.2 Tenant. MIMEDX Inc. a Florida Corporation.

1.3 Building. The Business Partnership Building located at 3802 Spectrum Boulevard, Tampa, Florida 33612-9218. The Building is located within the Project.

1.4 Land. The parcel of land on which the Building is located, legally described on EXHIBIT “A”, attached hereto.

1.5 Project. USF Research Park at Tampa Bay, located at Fowler Avenue and Bruce B. Downs Boulevard, Tampa.

1.6 Premise. Suite 300, located on the third floor of the Building. The Premises are depicted in the sketch to be attached upon completion of space planning to this Lease as EXHIBIT “B”.

1.7 Rentable Area of the Premises. 5,000 square feet. Landlord and Tenant have stipulated to the Rentable Area of the Premises as a material part of the economic basis of this Lease and a material inducement to Landlord’s execution of this Lease.

1.8 Commencement Date. The earlier to occur of (a) the date Tenant takes possession of the Premises for the conduct of its business, or (b) the date of substantial completion of the Tenant Improvements. Substantial completion occurs on the date that a Certificate of Occupancy or its equivalent is issued for the Premises by the appropriate local government entity notwithstanding that punchlist items or insubstantial details concerning construction, decoration, or mechanical adjustment remain to be performed.

1.9 Lease Term. A term commencing on the Commencement Date and continuing for sixty full calendar months (plus any partial calendar month in which the Commencement Date falls), as extended or sooner terminated under the terms of this Lease.

1.10 Base Rent. The following amounts (which do not include sales tax):

Period	Rate Per Square Foot of Rentable Area	Monthly Base Rent	Period Base Rent
Months 1-12	$22.00	$9,166.67	$110,000.04
Months 13-24	$22.66	$9,441.67	$113,300.04
Months 25-36	$23.34	$9,725.00	$116,700.00
Months 37-48	$24.04	$10,016.67	$120,200.04
Months 49-60	$24.76	$10,316.67	$123,800.04

1.11 Allocated Share. 5.18%. Landlord and Tenant have stipulated to the Allocated Share as a material part the economic basis of this Lease and a material inducement to Landlord’s execution of this Lease.

1.12 Security Deposit. $55,000.00

1.13 Tenant’s Notice Address. 3802 Spectrum Boulevard, Suite 300, Tampa, FL 33612, with a copy to: Steve Gorlin, Gorlin Companies, 1234 Airport Road, Suite 105, Destin, FL 32541

1.14 Landlord’s Notice Address. 3802 Spectrum Boulevard, Suite 100, Tampa, FL 33612.

1.15 Tenant Improvement Allowance. $21.00 rsf or $105,000.00, to be paid in accordance with the Tenant Improvements section of this Lease.

1.16 Landlord’s Broker. Carter & Associates, LLC/ONCOR.

1.17 Tenant’s Broker. CLW Real Estate Services Group.

1.18 Ground Lease. That certain Lease Agreement pertaining to the Project by and between the Board of Trustees of the Internal Improvement Trust Fund (the “Board of Trustees”) and University of South Florida Research Foundation, Incorporated dated November 8, 1982, as amended.

1.19 Guarantor. None

1.20 Other Defined Terms. An index of the other defined terms used in this Lease is set forth below with a cross-reference to the section of the Lease in which the definition of such term can be found:

2. TERM.

2.1 General. The Lease Term shall commence on the Commencement Date and end on the last day of the Lease Term unless earlier terminated. Landlord shall determine the Commencement Date as provided in Basic Lease Information and Defined Terms article of this Lease and shall notify Tenant in writing of the date so determined within 30 days following the Commencement Date. Tenant shall, if Landlord so requests, thereafter execute a letter confirming the Commencement Date and the expiration date of this Lease in the form of EXHIBIT “D”. Notwithstanding the foregoing, in the event that the Tenant Improvements are not substantially complete by 120 days from the completion of permittable construction drawings for any reason other than Unavoidable Delay, Tenant may cancel this Lease by written notice to Landlord given within ten (10) days after that date, in which event Landlord shall refund to Tenant all monies paid by Tenant to Landlord hereunder. If Tenant fails to timely exercise its termination right under the preceding sentence, the Lease shall continue and Landlord shall diligently prosecute construction of the Tenant Improvements.

2.2 Early Occupancy. Landlord will permit Tenant to enter the Premises prior to the Commencement Date for the purpose of installing Tenant’s computer and telephone cabling and installing fixtures, furniture, and equipment, provided that Tenant’s access to the Premises shall be subject to all of the terms and provisions of the Lease, except as to the payment of Rent. Landlord may restrict Tenant’s access to the Premises if Landlord reasonably determines that such work interferes with construction of the Tenant Improvements. Any entry by Tenant in the Premises prior to the Commencement Date shall be at Tenant’s sole risk and subject to Tenant providing Landlord with prior written notice of its intended entry. Tenant shall adopt a schedule for construction and installation of any work to be performed on behalf of Tenant in addition to the Tenant Improvements in conformance with Landlord’s schedule for the Tenant Improvements and shall conduct its work in such a manner as to maintain harmonious labor relations and so not as to materially interfere with or delay the Tenant Improvements. If Tenant elects to perform any work utilizing a contractor other than Landlord or the contractor performing the Tenant Improvements, all such work shall be subject to the administrative supervision of Landlord and the contractor performing the Tenant Improvements.

3. USE. Tenant shall continuously use and occupy the Premises only for general office purposes directly related to the business conducted by Tenant as of the Date of this Lease, consistent with uses permitted by the Underlying Ground Lease, any recorded covenants and restrictions affecting the Premises, and uses permitted by Section 159.701, et. seq., Florida Statutes, i.e., for research and development activity (including, but not limited to, the operation on the Premises of research, design, development, testing, and other activities compatible with research, both basic and applied, for use by business, government, and industry), together with such facilities and appurtenances as are related or incidental to the purposes of a research and development park, including fundraising. Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose. Tenant shall comply with the Rules and Regulations the Building promulgated by Landlord from time to time. The Rules and Regulations which apply as of the Date of this Lease are attached as EXHIBIT “C”. Landlord shall apply the Rules and Regulations in a non-discriminatory manner and all changes after the Date of this Lease shall be reasonable and shall not materially diminish any rights granted to Tenant under this Lease or increase its monetary obligations.

4. RENT.

4.1 General. On the execution of this Lease by Tenant, Tenant shall pay to Landlord the installments of Base Rent and Additional Rent for Operating Costs for the first month of the Lease Term for which Rent is due and not abated. All Base Rent shall be payable in equal monthly installments, in advance, beginning on the Commencement Date, and continuing on the first day of each and every calendar month thereafter during the Lease Term. Unless otherwise expressly provided, all monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Base Rent, shall be denominated as Additional Rent. Except as otherwise provided, all Additional Rent payments are due 30 days after delivery of an invoice to Tenant. Tenant shall pay monthly to Landlord any sales, use, or other tax (excluding state and federal income tax) now or hereafter imposed on any Rent due under this Lease unless exempted by law. The term “Rent” when used in this Lease shall include Base Rent and all forms of Additional Rent. All Rent shall be paid to Landlord in lawful United States currency without demand, setoff, or deduction whatsoever, at Landlord’s Notice Address, or at such other place as Landlord shall designate in writing to Tenant. Tenant’s obligations to pay Rent are covenants independent of the Landlord’s obligations under this Lease.

5. OPERATING COSTS.

5.1 General. Tenant shall pay Landlord its Allocated Share of Operating Costs in accordance with the terms and provisions of this article.

5.2 Defined Terms: The following terms shall have the following definitions:

5.2.1 “Base Year” shall mean Landlord’s “fiscal year” of July 1, 2007 - June 30, 2008.

5.2.2 “Comparative Year” shall mean each fiscal year (July 1 - June 30) subsequent to the Base Year.

5.3 Real Estate Taxes. The term “Real Estate Taxes” shall mean the total of all taxes, assessments, and other charges by any governmental or quasi-governmental authority, including real and personal property (used in connection with Landlord’s operation and management of the Building) taxes, transit and other special district taxes, franchise taxes, and solid waste assessments that are assessed, levied, or in any manner imposed on the Land or Building. If a tax shall be levied against Landlord in substitution or supplementation in whole or in part for the Real Estate Taxes or otherwise as a result of the ownership of the Building, then the other tax shall be deemed to be included within the definition of “Real Estate Taxes”. “Real Estate Taxes” shall also include all costs incurred by Landlord in contesting the amount of the assessment of the Building made for Real Estate Tax purposes, including attorneys’, consultants’, and appraisers’ fees.

5.4 Operating Costs. The term “Operating Costs” shall mean the total of all of the costs incurred by Landlord relating to the ownership, operation, and maintenance of the Land and Building and the services provided to all tenants in the Building. By way of explanation and clarification, but not by way of limitation, Operating Costs will include without limitation the costs and expenses incurred for the following: Real Estate Taxes, including the cost to appeal or contest any Real Estate Taxes; pest control; trash and garbage removal (including dumpster rental); porter and matron service; security; Common Areas decorations; repairs, maintenance, and alteration of building systems, Common Areas, the Land, and portions of the Building to be maintained by Landlord; amounts paid under easements or other recorded agreements affecting the Building, including assessments paid to any property owners’ associations; repairs, maintenance, replacements, and improvements to the Building and other improvements on the Land; improvements or alterations required by law; improvements in security systems; materials, tools, supplies, and equipment to enable Landlord to supply services that Landlord would otherwise have obtained from a third party; expenditures designed to result in savings or reductions in Operating Costs; landscaping, including fertilization and irrigation supply; parking area maintenance; property management fees; an onsite management office; all utilities serving the Common Areas and other non-leased areas and not separately billed to or reimbursed by any tenant of the Building; cleaning; window washing, and janitorial services; all insurance customarily carried by owners of comparable buildings or required by any mortgagee of the Building; supplies; service and maintenance contracts for the Building; wages, salaries, and other benefits of employees of the Landlord up to and including the building manager (including a pro rata share only of the wages and benefits of employees who are employed at more than one building, which pro rata share shall be determined by Landlord and shall be based on Landlord’s estimate of the percentage of time spent by the employees at the Building); legal, accounting, and administrative costs; and uniforms and working clothes for employees and the cleaning of them. Landlord may contract for the performance of some or all of the management and maintenance functions generally described in this section with entities that are affiliated with Landlord. Operating Costs shall also include an allocated share of costs which relate to amenities not exclusively serving the Building, such as, but not limited to, parking facilities. Landlord will make the allocations of these costs to the Building in good faith. However, Tenant specifically acknowledges that the making of allocations requires the exercise of business judgment which could be subject to differing opinions. Accordingly, Landlord’s allocations will be upheld unless Tenant can prove that the allocations have been make in bad faith and are arbitrary and discriminatory as to Tenant. Operating costs shall exclude expenditures for (i) capital improvements, except (a) those required by laws enacted after the Date of this Lease; (expenditures for materials, tools, supplies, and equipment purchased by Landlord to enable Landlord to supply services that Landlord would otherwise have obtained from a third party, and (c) replacement of non-structural items in the Common Areas, in any of which cases the cost of the capital improvements shall be included in Operating Costs for the year in which the cost is incurred and subsequent years, amortized on a straight-line basis over an appropriate period, but in no event more than ten years, and (ii) legal costs incurred in negotiating or enforcing leases against tenants, disputes with tenants, or legal costs associated with general operation of the entity comprising Landlord, including attorney’s fees.

Capital Improvements intended to result in savings or reductions in Operating Costs, will be included within the definition of Operating Costs for the year in which the costs are incurred and subsequent years, amortized on a straight-line basis over an appropriate period but in no event more than ten (10) years. If Landlord leases any item of capital equipment designed to result in savings or reductions in Operating Costs, then the rent and other costs paid under the leasing arrangement shall be included in Operating Costs for the year in which they are incurred.

5.5 Variable Operating Costs. If during any year, including the Base Year, the entire Building is not occupied or Landlord is not furnishing utilities or services to all of the premises in the Building, then the variable Operating Costs for such year shall be “grossed up” (using reasonable projections and assumptions) to the amounts that would apply if the Building were 100% occupied and 100% of the leaseable space in the Building were provided with the applicable utilities or services. Variable Operating Costs are Operating Costs that are variable with the level of occupancy of the Building (including without limitation, janitorial services, utilities, Real Estate Taxes, refuse and waste disposal, and management fees).

5.6 Additional Rent. If the Operating Costs for any Comparative Year shall be greater than the Operating Costs for the Base Year, Tenant shall pay to Landlord an amount equal to Tenant’s Allocated Share of the excess of the Operating Costs for the Comparative Year over the Operating Costs for the Base Year.

5.7 Payment. Landlord shall reasonably estimate the Operating Costs that will be payable for each fiscal year. Tenant shall pay one-twelfth of Tenant’s Allocated Share of the estimated Operating Costs for such fiscal year monthly in advance, together with the payment of Base Rent. If any assumptions used in creating a budget change, Landlord may adjust the estimated monthly Operating Costs payments to be made by Tenant by notice to Tenant. After the conclusion of each fiscal year, Landlord shall furnish Tenant a statement of the actual Operating Costs for the year; and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require within fifteen (15) days after Tenant’s receipt of such statement. Tenant waives and releases any and all objections or claims relating to Operating Costs for any fiscal year unless, within 60 days after Landlord provides Tenant with the annual statement of the actual Operating Costs for the fiscal year, Tenant provides Landlord written notice that it disputes the statement and specifies the matters disputed. If Tenant disputes the statement then, pending resolution of the dispute, Tenant shall pay the Rent in question to Landlord in the amount provided in the disputed statement.

5.8 Cap on Controllable Costs. Notwithstanding anything contained in this Lease to the contrary, for purposes of computing Tenant’s Allocated Share of Operating Costs, Controllable Costs (as defined in this paragraph) for any fiscal year shall not exceed the Cap Amount (as defined in this paragraph) for the immediately preceding fiscal year. The “Cap Amount” for any given fiscal year during the Lease Term shall be an amount determined by increasing the Controllable Costs for the fiscal year in which the Commencement Date occurs by 5% per annum on a cumulative basis. “Controllable Costs” shall mean all Operating Costs other than the costs of Real Estate Taxes, all insurance-related costs, all utility and waste collection related costs, increases in governmentally mandated minimum hourly wage rates, costs resulting from acts of God, costs relating to Building and Project security, and all costs incurred in complying with changes in the law.

5.9 Audit Rights. Provided Tenant has paid the disputed statement and is not in default under this Lease, Tenant has given timely written to notice of dispute to Landlord as required under Section 5.7, then Tenant may, upon 30 days’ prior written notice to Landlord, examine Landlord’s books and records pertaining to Operating Costs covered by the disputed statement, provided that: (i) the audit shall not be conducted by a person or entity being compensated on a percentage of recovery or other contingency fee basis, (ii) the audit will be conducted during Landlord’s regular business hours at the office where Landlord maintains the Operating Costs records (which in any event shall be within the State of Florida), and (iii) Tenant and all of its consultants shall, prior to the examination, shall agree to keep Landlord’s records confidential. If Landlord and Tenant determine that Operating Costs are more or less than reported, Tenant shall promptly pay the difference to Landlord, or Landlord shall promptly pay to Tenant, or provide Tenant with a credit against future rent in the amount of the difference, as the case may be.

6. ASSIGNMENT OR SUBLETTING.

6.1 General. Tenant may not transfer any of its rights under this Lease, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner (including without limitation, sublease, assign, mortgage, encumber, or permit any portion of the Premises to be occupied by third parties),m without Landlord’s consent, which shall not be unreasonably withheld, delayed or conditioned. In making Landlord’s determination to approve or disapprove a proposed assignment, sublease or other transfer hereunder, Landlord and Tenant agree that Landlord may withhold its consent to any such proposed assignment, sublease or other transfer, and such withholding of consent by Landlord will not be deemed to be unreasonable (1) if the proposed use of Premises by such assignee or subtenant would contravene any provision of this Lease, including without limitation, Section 3, or (2) if the proposed assignee or subtenant shall be a governmental subdivision or agency, or a person or entity who enjoys a diplomatic or sovereign immunity, or (3) the proposed assignee or subtenant is an existing tenant of the Building or a party with whom Landlord is currently negotiating, or (4) if the proposed sublease shall purport to be for a term, including renewal options, which will continue after the expiration of the Lease Term, or (5) if the proposed assignment, sublease or other transfer contains terms or provisions which are in conflict with the rights and benefits granted or reserved to Landlord under this Lease, or (6) if the financial condition of the proposed assignee or subtenant is not such as would provide Landlord with reasonable assurance that such party will be able to perform its obligation sunder this Lease as such obligations become due, or (7) if Tenant is in default under this Lease. It is understood and agreed that the reasons outlined above in the preceding sentence shall not be an exclusive list of reasonable bases upon which Landlord may withhold its consent. One consent shall not be the basis for any further consent. Tenant’s sole remedy for Landlord’s failure to grant consent in breach of its obligations under this section will be declaratory relief and in no even twill Landlord be liable for damages as a result of such breach. Consent by Landlord to a transfer shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further transfer. Tenant shall remain fully liable for all obligations under this Lease following any such transfer. The joint and several liability of Tenant, and any successor in interest of Tenant (by assignment or otherwise) under this Lease shall not in any way be affected by any agreement that modifies any of the rights or obligations of the parties under this Lease or any waiver of, or failure to enforce, any obligation under this Lease. If Landlord consents to any transfer, Tenant shall pay to Landlord, on demand, an administrative fee of $500 and will reimburse Landlord for all of Landlord’s reasonable attorneys’ fees and costs associated with Landlord’s consent (not to exceed $1,500). Any transfer by Tenant in violation of this article shall, at Landlord’s option, be void. For the purpose of this Section 6.1, “assignment” will include the following: (i) if Tenant is a partnership, the withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning thirty percent (30%) or more of the partnership, or the dissolution of the partnership; (ii) if Tenant consists of two or more natural persons, any change in the people who constitute Tenant; (iii) if Tenant is a corporation, any dissolution or reorganization of Tenant, or the sale or other transfer of a controlling percentage (hereafter defined) of capital stock of Tenant other than to an affiliate or subsidiary or the sale of fifty-one percent (51%) in value of the assets of Tenant; (iv) if Tenant is a limited liability company, the change of members whose interest in the company is fifty percent (50%) or more. The phrase “controlling percentage” means the ownership of, and the right to vote, stock possessing at least fifty-one percent (51%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of the corporation; except that, if the Tenant is a publicly traded company, public trades or sales of the Tenant’s stock on a national stock exchange shall not be considered an assignment hereunder even if the aggregate of the trades of sales exceeds fifty percent (50%) of the capital stock of the company. Any attempted transfer in breach of this Section 6.1 shall be void ab initio and shall constitute a default under the terms of this Lease. Landlord may, by notice to Tenant given within 15 days after receipt of Tenant’s request for consent to its proposed sublet or assignment, cancel and terminate this Lease upon 30 days’ notice, provided that Landlord shall not have the right to exercise such termination right in connection with a Permitted Transfer.

6.2 Permitted Transfers. Landlord’s consent will not be required as to a transfer to a Tenant Affiliate, or to any entity into or with which Tenant may be merged or consolidated (a “Permitted Transfer”), provided that the resulting entity shall own all or substantially all of the assets of Tenant. The form of any agreement of assignment or any sublease shall otherwise comply with the terms and conditions of this article, the significant purpose of any such transfer shall not be to avoid the restrictions on transfer otherwise imposed under this article. For purposes of this Section 6.2, a “Tenant Affiliate” shall mean only a wholly-owned subsidiary of Tenant.

7. INSURANCE.

7.1 Tenant’s Insurance. Tenant shall obtain and keep in full force and effect following insurance coverages:

7.1.1 Commercial General Liability. Commercial general liability insurance, including contractual liability, on an occurrence basis, on the then most current Insurance Services Office (ISO) form, with combined single limits of $3 million per occurrence for death, bodily injury, and property damage, which coverage limits may be effected with umbrella coverage.

7.1.2 Property. Property insurance on the ISO causes of loss-special form, in an amount adequate to cover 100% of the replacement costs, without co-insurance, of all of Tenant’s property at the Premises.

7.1.3 Workers’ Compensation. Workers’ compensation insurance covering Tenant and its employees for all costs, statutory benefits, and liabilities under state workers’ compensation, disability, and similar laws.

7.1.4 Other Insurance. Such other insurance as may be reasonably required by Landlord.

7.2 Insurance Requirements. All insurance policies shall be written with insurance companies having a policyholder rating of at least “A-” and a financial size category of at least “Class XII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. The commercial general liability insurance policy shall be endorsed under endorsement form CG 2010 1083 or such other endorsement form approved by Landlord in advance and in writing to name Landlord and Landlord’s directors, officers, partners, agents, employees, and managing agent as additional insureds and shall provide that they may not be terminated or modified in any way that would materially decrease the protection afforded Landlord under this Lease without 30 days’ advance notice to Landlord. Tenant shall furnish evidence of insurance (on ACORD 27 or other form acceptable to Landlord). Coverage amounts for the commercial general liability insurance may be increased after commencement of the third full year of the Lease Term, if Landlord shall reasonably determine that an increase is necessary for adequate protection and such increase is consistent with the insurance maintained by similarly situated landlords of comparable buildings of similar quality in the Northeast Tampa market area.

7.3 Waiver of Subrogation. Landlord and Tenant each expressly, knowingly, and voluntarily waive and release any claims that they may have against the other or the other’s employees, agents, or contractors for damage to its properties and loss of business (specifically including loss of Rent by Landlord and business interruption by Tenant) as a result of the acts or omissions of the other party or the other party’s employees, agents, or contractors (specifically including the negligence of either party or its employees, agents, or contractors and the intentional misconduct of the employees, agents, or contractors of either party), to the extent any such claims are covered (without regard to losses not compensated as a result of such things as coinsurance adjustments or deductibles) by the workers’ compensation and property insurance described in this Lease, the ISO forms of business income and extra expense insurance policies, even if not maintained by Tenant, or other property insurance that either party may carry at the time of an occurrence. Landlord and Tenant shall each, on or before the earlier of the Commencement Date or the date on which Tenant first enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the workers’ compensation and all forms of property insurance maintained by it for the Building.

7.4 Release of Landlord. Tenant shall insure its property against loss or damage and shall look solely to such insurance for recovery in the event of such loss or damage. Tenant hereby releases Landlord from any claim for loss or damage to Tenant and its property due to the Building or any part or appurtenance thereof being improperly designed or constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from problems with electrical service.

7.5 Landlord’s Insurance. Landlord shall maintain special form property insurance on the Building in an amount not less than 80% of the replacement cost of the Building and commercial general liability insurance relating to the Building and its appurtenances in an amount not less than $3 million per occurrence. In addition, Landlord may, at its option, maintain coverages in excess of the minimum limits set forth in this section and additional coverages. The total cost of all insurance maintained by Landlord under this section shall be included in Operating Costs.

7.6 Indemnification. Tenant shall indemnify and hold harmless Landlord, Landlord’s mortgagees, any ground lessor or master lessor and their respective partners, directors, officers, agents, and employees from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising out of or related to (i) any activity, work, or other thing done, permitted or suffered in or about the Premises or the Building, (ii) any breach or default by Tenant in the performance of any of its obligations under this Lease, or (iii) any act or neglect of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant.

8. DEFAULT.

8.1 Events of Default. Each of the following shall be an event of default under this Lease: (a) Tenant fails to make any payment of Rent within five days following delivery of written notice from Landlord that such payment is due (provided that Landlord shall be required to give only two (2) such notices in any 12-month period); or (b) Tenant fails to perform any other obligation under this Lease within thirty (30) days after notice form landlord (except that if the default is of a nature that it cannot be cured within such thirty (30) day period solely as a result of non-financial circumstances outside of Tenant’s control, provided that Tenant has promptly commenced all appropriate action to cure the default within such period and those actions are thereafter diligently and continuously pursued by Tenant in good faith such thirty (30) day period will be extended as necessary to cure such default, not to exceed 150 days; or (c) Tenant becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or takes the benefit of any insolvency act, or if any debtor proceedings be taken by or against Tenant; or (d) Tenant abandons the Premises; or (e) Tenant transfers this Lease in violation of the Assignment or Subletting article; or (f) Tenant fails to deliver an estoppel certificate within the time period required by the Estoppel Certificates article of this Lease.

8.2 Remedies. In addition to all remedies provided by law or in equity, if Tenant defaults, Landlord may terminate this Lease or Tenant’s right of possession of the Premises (without terminating this Lease) by notice to Tenant. If Landlord terminates this Lease or Tenant’s right of possession, Tenant shall remain liable for all Rent owed by the full Lease Term. In addition, Landlord may declare the entire balance of all forms of Rent due under this Lease for the remainder of the Lease Term to be forthwith due and payable and may collect the then present value of the Rents (calculated using a discount rate equal to the discount rate of the branch of the Federal Reserve Bank closest to the Premises in effect as of the date of the default). Landlord shall account to Tenant, at the date of the expiration of the Lease Term, for the net amounts (taking into consideration marketing/advertising costs, legal expenses, brokerage commissions, “free rent”, moving costs, or other incentives granted, and the costs of improvements to the Premises required by replacement tenants) actually collected by Landlord as a result of a reletting.

8.3 Landlord’s Right to Perform. If Tenant defaults, Landlord may, but shall not have no obligation to, perform the obligations of Tenant, and if Landlord, in doing so, makes any expenditures or incurs any obligation for the payment of money, including reasonable attorneys’ fees, the sums so paid or obligations incurred shall be paid by Tenant to Landlord within 15 days of rendition of a bill or statement to Tenant therefor.

8.4 Late Charges and Interest. If any payment due Landlord under this Lease shall not be paid within five days of the date when due, Tenant shall pay, in addition to the payment then due, an administrative charge equal to the greater of (a) 5% of the past due payments; or (b) $250. All payments due Landlord under this Lease shall bear interest at the lesser of: (a) the Prime Rate in effect as of the date when the installment was due, plus 500 basis points, or (b) the highest rate of interest permitted to be charged by applicable law, accruing from the date the obligation arose through the date payment is actually received by Landlord. “Prime Rate” shall mean the rate (or the average of rates, if more than one rate appears) inserted in the blank of the “Money Rate” Section of the Wall Street Journal (Eastern Edition) in the section reading “Prime Rate         %.”

8.5 Limitations. Neither Landlord nor any of Landlord’s officers, employees, agents, directors, shareholders, partners, or affiliates shall have any personal liability to Tenant under this Lease. No person or entity holding Landlord’s interest under this Lease shall have any liability after such person or entity ceases to hold such interest, except for any liability accruing while such person held such interest. TENANT SHALL LOOK SOLELY TO LANDLORD’S ESTATE AND INTEREST IN THE LAND AND BUILDING FOR THE SATISFACTION OF ANY RIGHT OR REMEDY OF TENANT UNDER THIS LEASE OR IN CONNECTION WITH ANY CLAIM ARISING ON, IN OR IN CONNECTION WITH THE LAND OR BUILDING, AND NO OTHER ASSETS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION, OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF TENANT’S RIGHTS OR REMEDIES UNDER THIS LEASE, OR ANY OTHER LIABILITY OF LANDLORD TO TENANT OF WHATEVER KIND OR NATURE. Landlord and Tenant each waive all rights (other than rights under the End of Term article) to consequential damages, punitive damages, or special damages of any kind.

8.6 Presumption of Abandonment. It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for ten consecutive days while in monetary default. Any grace periods set forth in this article shall not apply to the application of this presumption.

8.7 Multiple Defaults.

8.7.1 Should Tenant default under this Lease on two or more occasions during any 12-month period, in addition to all other remedies available to Landlord, any notice requirements or cure periods otherwise set forth in this Lease for a default by Tenant shall not apply.

8.7.2 Tenant acknowledges that any rights or options of first refusal, or to extend the Lease Term, to expand the size of the Premises, to delete space from the Premises, to purchase the Premises or the Building, or other similar rights or options that have been granted to Tenant under this Lease are conditioned on the prompt and diligent performance of the terms of this Lease by Tenant, Accordingly, should Tenant, on three or more occasions during any 12-month period, (a) fail to pay any installment of rent within five days of the due date; or (b) otherwise default under this Lease; in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be deemed canceled and of no further force and effect.

8.8 Landlord Default. Landlord shall be in default under this Lease if Landlord fails to perform any of Landlord’s obligations under this Lease and the failure continues for more than 30 days after notice from Tenant specifying the default, or if the default is of a nature that it cannot be completely cured within the 30-day period solely as a result of nonfinancial circumstances outside of Landlord’s control, if Landlord fails to begin curing the default within the 30-day period or fails thereafter to diligently and continuously pursue such cure in good faith.

9. ALTERTIONS. “Alterations” shall mean any alteration, addition, or improvement in or on or to the Premises of any kind or nature made by or on behalf of Tenant (excluding the initial Tenant Improvements).

9.1 Consent Required. Tenant shall make no Alterations without the prior written consent of Landlord, which consent may be arbitrarily withheld; provided, however, Landlord will not unreasonably withhold or delay consent to nonstructural interior Alterations, provided that they do not affect Building structure, utility services or plumbing and electrical lines or other systems of the Building, are not visible from outside the Premises, and do not require other alterations, additions, or improvements to portions of the Project outside the Premises.

9.2 Conditions. All Alterations shall be performed in accordance with the following conditions:

9.2.1 All Alterations requiring a building permit shall be performed in accordance with plans and specifications first submitted to Landlord for its prior written approval, which approval shall not be unreasonably withheld. Landlord shall be given, in writing, a good description of all other Alterations. Any changes in or deviations from the plans originally approved by Landlord must be similarly approved by Landlord.

9.2.2 All Alterations shall be done in a good and workmanlike manner. Tenant shall, before the commencement of any Alterations, obtain and exhibit to Landlord any governmental permit required for the Alterations and certificates evidencing the existence of commercial general liability, and workers’ compensation insurance complying with the requirements of the Insurance article of this Lease. All Alterations performed by or on behalf of Tenant shall comply with Landlord’s standards, guidelines, and procedures for construction in the Building.

9.2.3 All Alterations shall be performed in compliance with all other applicable provisions of this Lease and all applicable laws, ordinances, directives, rules, and regulations of governmental authorities having jurisdiction, including the ADA and environmental laws. Notwithstanding anything to the contrary contained in this article, Tenant shall not penetrate or disrupt the structural columns of the building located within the Premises or any area within three feet of any structural column, in performing any Alterations.

9.2.4 All work shall be performed by contractors having, in the reasonable opinion of Landlord, the proper qualifications and carrying builder’s risk and other insurance reasonably required by Landlord.

Tenant shall provide Landlord with the name of the Tenant’s contractor, a copy of the contractor’s licenses to do work in the subject jurisdiction(s), a Contractor’s Qualification Statement in the most current American Institute of Architects form, a copy of the executed contract between the Tenant and its contractor, and a copy of the contractor’s work schedule.

9.2.5 All work to be performed by Tenant shall be performed in a manner that will not unreasonably interfere with or disturb other tenants and occupants of the Building. Tenant shall submit to Landlord a plan for execution of the work indicating in reasonable detail the manner in which the work shall be prosecuted in view of the necessity of minimizing noise and inconvenience to the users of the Building and shall allow Landlord access to review the progress of the work upon request. The plan shall be subject to the reasonable approval of Landlord. The plan shall provide that all portions of the work involving excessive noise or inconvenience to other users of the Building shall be done after Normal Business Hours.

9.2.6 Any damage to any part of the Building or Project that occurs as a result of any Alterations shall be promptly repaired by Tenant to the reasonable satisfaction of Landlord.

9.2.7 Tenant and its contractor and all other persons performing any Alterations shall abide by Landlord’s job site rules and regulations and fully cooperate with Landlord’s construction representative(s) in coordinating all of the work in the building, including hours of work, parking, and use of the construction elevator.

9.2.8 All Alterations will comply with the requirements of any energy efficiency program offered by the electric service provider to the Building.

9.2.9 Landlord, or its agent or contractor, may supervise the performance of any Alterations.

9.2.10 Landlord, or its agent or contractor, may supervise the performance of any Alterations if required by Tenant and, if so, Tenant shall pay to Landlord an amount equal to 5% of the costs of the work as a fee for supervision and coordination of the work and as reimbursement for expenses incurred by Landlord in connection with Landlord’s supervision and coordination. Tenant has requested Landlord supervise the initial Tenant Improvements and shall pay the supervision fee under the terms of Section 9.3.

9.3 Tenant Improvements.

9.3.1 Definitions. The following terms shall have the following definitions: (a) “Plans” shall mean plans and specifications for the improvements to the Premises desired by Tenant; (b) “Tenant Improvements” shall mean all of the work described in the Plans and any extra work or changes performed under revisions to the Plans; and (c) “Work Cost” shall mean the aggregate of (i) engineering and architectural fees for the Tenant Improvements, plus (ii) filing fees, permit costs, governmental requirements, testing and inspection costs, incurred for or necessitated by the Tenant Improvements, plus (iii) all costs of demolition of any existing improvements in the Premises, plus (iv) the actual cost of all labor and materials furnished in connection with the Tenant Improvements, including all costs associated with extra work or change orders, plus (v) 5% of the total actual costs of the Tenant Improvements including extra work or change orders, representing Landlord’s fee for overhead and supervision.

9.3.2 Tenant Improvement Allowance. If and for as long as Tenant is not in default under this Lease beyond any applicable grace period, Tenant shall be entitled to a tenant improvement allowance in the amount set forth in the Basic Lease Provisions of this Lease. The tenant improvement allowance shall be applied to the Work Cost. Tenant shall pay the entire amount of the Work Cost which is in excess of the allowance. When Landlord has entered into a contract for the Tenant Improvements, Landlord will provide Tenant a notice setting forth the expected total Work Cost. Within ten business days of Landlord’s delivery of such notice, Tenant shall pay to Landlord the amount, if any, by which the anticipated Work Cost exceeds the amount of the tenant improvement allowance. Tenant shall not receive cash or any credit against Rent for any unused portion of the tenant improvement allowance, if the Work Cost is less than the allowance.

9.3.3 Plans. Tenant will cooperate fully with Landlord and Landlord’s architect and engineer to facilitate the preparation of the Plans. Tenant will respond promptly to any requests for information submitted by Landlord and Landlord’s architect and engineer. Upon request by Landlord, Tenant will meet promptly with Landlord’s architect and engineer to review and discuss the Plans. Promptly following the completion of the Plans, Landlord shall cause the Plans to be delivered to Tenant for Tenant’s written approval. Tenant’s approval of the Plans shall not be unreasonably withheld. Tenant shall notify Landlord of its approval or disapproval of the Plans within ten business days of Landlord’s delivery thereof to Tenant. Tenant’s failure to respond to Landlord’s submission of the Plans within the ten business-day period shall constitute a Delay. Landlord’s approval of the Plans or plans and specifications for any Alterations or the supervision by Landlord of any work performed on behalf of Tenant shall not: (a) constitute Landlord’s warranty as to the quality of design or fitness of any material or device used, or that the Plans are in compliance with any codes or other requirements of governmental authority; (c) impose any liability on Landlord to Tenant or any third party; or (d) serve as a waiver or forfeiture of any right of Landlord.

9.3.4 Contractor. Landlord shall, in its sole discretion, select a general contractor to perform the Tenant Improvements. Within ten days after receipt of the contractor’s estimate of the anticipated Work Cost, Tenant shall pay Landlord the difference between the estimated Work Cost and the tenant improvement allowance.

9.3.5 Performance of Improvements. Landlord shall perform the Tenant Improvements in a good and workmanlike manner, using Building standard materials. Landlord makes no representation or warranty as to the condition of the Premises or compliance of the Premises with applicable laws, including the ADA. Tenant has inspected the Premises and is fully familiar with the physical condition of the Premises, and accepting the Premises in its then existing “as-is,” “where-is” condition. Landlord shall not perform any work other than the Tenant Improvements and shall not perform any work as to any portions of the Premises not specifically addressed in the description of the Tenant Improvements. Notwithstanding the foregoing, Landlord warrants that the Tenant Improvements shall be free from defects in materials and workmanship for a period of one year from the Commencement Date. Landlord shall correct any defects reported to it within the one-year warranty period. Landlord has made no other warranty, express or implied, or representation as to fitness or suitability. Except under the express warranty provided in this paragraph, Landlord shall not be liable for any latent or patent defect in the Premises.

9.3.6 Changes. Tenant shall have the right to make changes from time to time in the Plans by submitting to Landlord written requests for changes. If the cost of any changes, as estimated by the contractor, exceed any remaining balance of the tenant improvement allowance (after deducting the most current estimate of the Work Cost before the change in question), Tenant shall pay to Landlord the amount of the excess within ten days of receipt of a notice from Landlord as to the amount. Until Landlord has received full payment of the increases, Tenant shall not be permitted to occupy the Premises notwithstanding that Tenant’s obligation to pay rent under this Lease remains in full force and effect.

9.3.7 Additional Work. Tenant shall perform all work not shown on the Plans at its sole expense.

9.3.8 Delays. If Landlord or the general contractor is delayed in substantially completing the Tenant Improvements as a result of the occurrence of any Delay (as hereafter defined), then, for purposes of determining the Commencement Date, the date of substantial completion shall be deemed to be the day that the Tenant Improvements would have been substantially completed absent any Delay(s). For purposes of this provision each of the following shall constitute a “Delay”:

(a) Tenant’s failure to furnish information or to respond to any request by Landlord or any design consultant for any approval within any time period prescribed, or if no time period is prescribed, within ten business days of a request, including any information required to prepare the Plans; or

(b) Tenant’s insistence on materials, finishes, or installations that have long lead times after having first been informed that the materials, finishes, or installations will cause a Delay; or

(c) Changes in the Plans; or

(d) any delay resulting from the performance or nonperformance by Tenant or Tenant’s employee, agent or contractor in the completion of any work; or

(e) any delay resulting from Tenant’s having taken possession of the Premises for any reason before substantial completion of the Tenant Improvements; or

(f) Tenant’s request for additional bidding or rebidding of the cost of all or a portion of the Tenant Improvements; or

(g) any error in the Plans or other documents caused by Tenant, or its employees, agents, contractors or consultants.

10. LIENS. The interest of Landlord in the Premises shall not be subject in any way to any liens, including construction liens, for Alterations made by or on behalf of Tenant. This prohibition is made with express reference to Section 713.10, Florida Statutes. Landlord and Tenant acknowledge and agree that there is no requirement under this Lease that Tenant make any alterations or improvements to the Premises and no improvements to be made by Tenant to the Premises constitute “the pith of the lease” as provided in applicable Florida law. If any lien is filed against the Premises for work or materials claimed to have been furnished to Tenant, Tenant shall cause it to be discharged of record or properly transferred to a bond under Section 713.24, Florida Statutes, within ten days after notice to Tenant. Further, Tenant shall reimburse Landlord for damage or loss, including reasonable attorneys’ fees, incurred by Landlord as a result of any liens or other claims arising out of or related to work performed in the Premises by or on behalf of Tenant. Tenant shall notify every contractor making improvements to the Premises that the interest of the Landlord in the Premises shall not be subject to liens.

11. ACCESS TO PREMISES. Landlord and persons authorized by Landlord shall have the right, at all reasonable times, to enter and inspect the Premises and to make repairs and alterations Landlord deems necessary, with reasonable prior notice, except in cases of emergency. In exercising its rights under this section, Landlord shall use commercially reasonable efforts not to interfere with Tenant’s business operations in the Premises.

12. COMMON AREAS. The “Common Areas” of the Land or Building are those areas and facilities as delivery facilities, walkways, landscaped and planted areas, and parking facilities and are those areas designated by Landlord for the general use in common of occupants of the Building, including Tenant. The Common Areas shall at all times be subject to the exclusive control and management of Landlord. Landlord may grant third parties specific rights concerning portions of the Common Areas. Landlord may increase, reduce, improve, or otherwise alter the Common Areas, otherwise make improvements, alterations, or additions to the Land or Building, including chases, conduits or structural elements leading through the Premises, and change the name or number by which the Building is known (Landlord shall use commercially reasonable efforts in exercising its rights under this section to not unreasonably interfere with Tenant’s use of or access to the Premises). Landlord may also temporarily close the Common Areas to make modifications or repairs. In addition, Landlord may temporarily close the Building and preclude access to the Premises in the event of casualty, governmental requirements, the threat of an emergency such as a hurricane or other act of God, or if Landlord otherwise reasonably deems it necessary in order to prevent damage or injury to person or property. This Lease does not create, nor will Tenant have any express or implied easement for, or other rights to, air, light, or view over, from, or about the Building.

13. CASUALTY DAMAGE. If: (a) the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s opinion, be required (whether or not the Premises shall have been damaged by the casualty); or (b) the Premises shall be partially damaged by casualty during the last two years of the Lease Term; Landlord may, within 90 days after the casualty, give notice to Tenant of Landlord’s election to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered. Within 90 days of the date of any casualty which requires substantial alteration or reconstruction of the Building, Landlord shall notify Tenant whether Landlord intends to rebuild the Building, and, if so, whether the Building can be rebuilt so that the Premises will be made tenantable within 210 days of the date of the casualty (the

“Restoration Period”). If the notice indicates that Landlord does not intend to rebuild or that the Building cannot be rebuilt so that the Premises will be made tenantable within the Restoration Period, Tenant may, within ten days of Landlord’s notice, give Landlord notice that Tenant elects to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifteenth day after the notice is delivered. Should Landlord’s notice indicate that the Building can be rebuilt so that the Premises will be made tenantable within the Restoration Period or if the notice indicates that rebuilding will take longer than the Restoration Period but Tenant does not elect to terminate this Lease within ten days of Landlord’s notice, Landlord shall proceed with reasonable diligence to rebuild the Building in accordance with the terms of this article. If Landlord does not elect to terminate this Lease, Landlord shall proceed with reasonable diligence to restore the Building and the Premises to substantially the same condition they were in immediately before the happening of the casualty. However, Landlord shall not be required to restore any unleased premises in the Building or any portion of Tenant’s property. Rent shall abate in proportion to the portion of the Premises not useable by Tenant as a result of any casualty covered by insurance carried or required to be carried by Landlord under this Lease, as of the date on which the Premises becomes unusable. Landlord shall not otherwise be liable to Tenant for any delay in restoring the Premises or any inconvenience or annoyance to Tenant or injury to Tenant’s business resulting in any way from the damage or the repairs, Tenant’s sole remedy being the right to an abatement of Rent. If Landlord proceeds to rebuild the Building but fails to achieve substantially completion of the Premises within thirty (30) days after the Restoration Period (or within thirty (30) days after the expiration of such longer rebuilding period as set forth in Landlord’s notice provided Tenant did not terminate the Lease as provided above), as such period is extended for Unavoidable Delay, then Tenant may terminate this Lease by written notice to Landlord given within ten (10) days after the expiration of such thirty (30) day period, unless Landlord achieves substantial completion of the Premises within such ten (10) day period.

14. CONDEMNATION. If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu of condemnation, this Lease shall terminate on the date on which possession of the Premises is delivered to the condemning authority and Rent shall be apportioned and paid to that date. If no portion of the Premises is taken but a substantial portion of the Building is taken and Landlord terminates a majority of similarly situated tenants, at Landlord’s or Tenant’s option, this Lease shall terminate on the date on which possession of such portion of the Building is delivered to the condemning authority and Rent shall be apportioned and paid to that date. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term, nor shall Tenant be entitled to any part of the condemnation award or private purchase price. If this Lease is not terminated as provided above, Rent shall abate in proportion to the portion of the Premises condemned.

15. REPAIR AND MAINTENANCE. Landlord shall repair and maintain in good order and condition, consistent with comparable buildings, ordinary wear and tear excepted, the Common Areas, mechanical and equipment rooms, the roof of the Building, the exterior walls of the Building, the exterior windows of the Building, the structural portions of the Building, the elevators, and the base building portions of the electrical, plumbing, mechanical, fire protection, life safety, and HVAC systems servicing the Building. The “base building portion” of: (a) the electrical system, is the portions of it up to and including the base Building standard electrical panels in the Building’s core; (b) the plumbing system, is the cold water riser in the wall behind the Building bathrooms, and (c) the HVAC system, includes the main HVAC trunk lines in to the VAV boxes to the Premises and all HVAC distribution from the VAV boxes to the Premises. However, Tenant shall pay the cost of any such repairs or maintenance resulting from acts or omissions of Tenant, its employees, agents, or contractors. Additionally, Landlord shall replace the Building standard fluorescent light tubes in the Premises. Except to the extent Landlord is obligated to repair and maintain the Premises as provided above, Tenant shall, at its sole costs, repair, replace, and maintain the non-structural interior portions of the Premises (including the non-structural walls, ceilings, and floors in the Premises, and any specialized electrical, plumbing, mechanical, fire protection, life safety and HVAC systems servicing the Premises requested by Tenant exclusively for their use) in a clean, attractive, first-class condition in compliance with all laws. The provisions of Articles 14 and 15 shall control as to work required as a result of casualty or condemnation. All replacements shall be of equal quality and class to the original items replaced. Tenant shall not commit or allow to be committed any waste on any portion of the Premises.

16. ESTOPPEL CERTIFICATES. From time to time, Tenant, on not less than ten days’ prior notice, shall execute and deliver to Landlord an estoppel certificate (including a ratification by Guarantor of its guaranty, if any) in a form consistent with the requirements of Landlord or institutional lenders and certified to

Landlord and any mortgagee or prospective mortgagee or purchaser of the Building. Tenant shall be liable to Landlord for all damages resulting from Tenant’s failure to comply strictly with its obligations under this article.

17. SUBORDINATION.

17.1 General. This Lease is and shall be subject and subordinate to all mortgages that may now or hereafter affect the Building, and to all renewals, modifications, consolidations, replacements, and extensions of the mortgages. This article shall be self-operative and no further instrument of subordination shall be necessary. However, in confirmation of this subordination, Tenant shall execute promptly any certificate that Landlord may request. If the interest of Landlord under this Lease is transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if this Lease is terminated by foreclosure of any mortgage to which this Lease is subordinate, then Tenant will, at the option to be exercised in writing by the purchaser or assignee, (a) attorn to it and will perform for its benefit all the terms of this Lease on Tenant’s part to be performed with the same force and effect as if the purchaser or assignee were the Landlord originally named in this Lease, or (b) enter into a new lease with the purchaser or assignee for the remainder of the Lease Term and otherwise on the same terms as provided in this Lease.

17.2 Non-Disturbance. Promptly upon Tenant’s written request, Landlord will use commercially reasonable, good-faith efforts to obtain a non-disturbance agreement from any holder of any mortgage granted as to the Building subsequent to the Date of this Lease, on the mortgagee’s standard form of agreement, and Tenant shall be responsible for any fees or costs charged by the lessor or mortgagee.

18. NO WAIVER. The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default. No waiver shall be effective unless expressed in writing and signed by the waiving party. No notice to or demand on a party shall of itself entitle the party to any other or further notice or demand in similar or other circumstances. The receipt by Landlord of any Rent after default on the part of Tenant (whether the Rent is due before or after the default) shall not excuse any delays as to future Rent payments and shall not be deemed to operate as a waiver of any then existing default by Tenant or of the right of Landlord to enforce the payment of any other Rent reserved in this Lease or to pursue eviction or any other remedies available to Landlord. Unless otherwise expressly agreed in writing by Landlord and Tenant, no payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed under the terms of this Lease shall be deemed to be anything other than a payment on account of the earliest stipulated Rent. No endorsement or statement on any check or any letter accompanying any check or payment of Rent will be deemed an accord and satisfaction. Landlord may accept the check or payment without prejudice to Landlord’s right to recover the balance of the Rent or to pursue any other remedy. It is the intention of the parties that this article modify the common law rules of waiver and estoppel and the provisions of any statute which might dictate a contrary result.

19. SERVICES AND UTILITIES. Landlord shall furnish the following services: (a) air conditioning and heating in season Monday through Friday from 7:00 a.m. to 7:00 p.m. and Saturday from 8:00 a.m. to 12:00 p.m., legal holidays excluded; at other times, air conditioning and heating will be furnished at a Building standard charge (which is $35 per hour per zone as of the Date of this Lease and is subject to increase from time to time) and is payable by Tenant to Landlord on written demand by Landlord and on Building standard terms relating to advance notice, minimum hours, minimum zones, and other matters (Tenant shall pay its actual electricity consumption via separate meter for supplemental HVAC system installed in its server room); (b) janitorial and general cleaning service on business days; (c) passenger elevator service to all floors of the Building; (d) restroom facilities and necessary lavatory supplies, including cold running water; and (e) electricity for the purposes of lighting and general office equipment use in amounts consistent with Building standard electrical capacities. Landlord shall have the right to select the Building’s electric service provider and to switch providers at any time. Tenant’s use of electrical services furnished by Landlord shall not exceed, either in voltage, rated capacity, use, or overall load, that which Landlord deems to e standard for the Building. In no event shall Landlord be liable for damages resulting from the failure to furnish any service, and any interruption or failure shall in no manner entitle Tenant to any remedies including abatement of Rent. Tenant shall be provided with a Building access card for each occupant of the Premises, at no charge. Any replacement cards must be purchased from Landlord at a Building standard charge (which is $10 per card as of the Date of this Lease and is subject to increase from time to time).

Notwithstanding anything to the contrary in this article, Tenant shall be entitled to the following rent abatement in connection with a Qualified Service Interruption (as defined below): on the fifth consecutive business day following the date Tenant provides Landlord with written notice that a Qualified Service Interruption has occurred (the “Interruption Date”) the rent payable under this Lease shall be abated on a per diem basis for each day after the five business-day period that a Qualified Service Interruption continues based upon the percentage of the Premises so rendered untenantable and not used by Tenant, and the abatement shall continue until the date the Premises becomes tenantable again. A “Qualified Service Interruption” shall mean: (a) Landlord ceases to furnish services to the Premises, (b) the cessation does not arise as a result of an act or omission of Tenant or third party, (c) the cessation is not caused by fire or other casualty (in which case Article 13 shall control), (d) the restoration of the services is reasonably within the control of Landlord, and (e) as a result of the cessation, the Premises or a material portion of the Premises is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of its business) and Tenant in fact ceases to use the Premises or a material portion of the Premises.

20. GOVERNMENTAL REGULATIONS. During the Lease Term, Tenant shall promptly comply with all laws, codes, and ordinances of governmental authorities, including the Americans With Disabilities Act of 1990 and all similar present or future laws pertaining to the Premises or Tenant’s use or alterations thereof. Landlord shall comply with all applicable laws as to the Building except for compliance which is the obligation of Tenant, or by Tenant another tenant of the Building.

20.1 Environmental Laws. The term” Environmental Laws” shall mean all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits and regulations of all state, federal, local and other governmental and regulatory authorities, agencies and bodies applicable to the Premises, pertaining to environmental matters or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or materials including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended. Tenant covenants and agrees that it will keep and maintain the Premises at all times in compliance with Environmental Laws except with respect to conditions pre-existing as of the Date of this Lease. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically active or other hazardous substances, or materials in the Premises or Building or on the Land. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or in compliance with the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought onto the Land any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after notice is given to Landlord of the identity of such substances or materials. No such notice shall be required, however, for commercially reasonable amounts of ordinary office supplies and janitorial supplies. Tenant shall execute affidavits, representations and the like, from time to time, at Landlord’s request, concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises.

20.2 Tenant’s Liability. Tenant shall hold Landlord, Landlord’s mortgagees, any ground lessor or master lessor, and their respective partners, directors, officers, agents, and employees free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord shall incur, or which Landlord would otherwise incur, by reason of Tenant’s failure to comply with this Section 20 including, but not limited to: (i) the cost of full remediation of any contamination in full compliance with all Environmental Laws; (ii) the reasonable cost of all appropriate tests and examinations of the Premises, Building and Land to confirm that the contaminated areas have been remediated and brought into compliance with all Environmental Laws; and (iii) the reasonable fees and expenses of Landlord’s attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Section 20.

20.3 Inspections by Landlord. Upon reasonable prior notice to Tenant, Landlord and its engineers, technicians, and consultants (collectively the “Auditors”) may, from time to time as Landlord deems appropriate, conduct periodic tests and examinations (“Audits”) of the Premises to confirm and monitor Tenant’s compliance with this Section 20. Such Audits shall be conducted in such a manner as to minimize the interference with Tenant’s business; however in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant’s compliance with this Section 20. Tenant shall fully cooperate with Landlord and its Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this Section 20, in which case, the cost of such Audit, and the cost of all subsequent Audits made during the Term and within thirty (30) days thereafter (not to exceed two (2) such Audits per calendar year), shall be paid for on demand by Tenant. The covenants contained in this Section 20 shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under this Section 20.

20.4 Landlord’s Liability. Landlord hereby covenants and agrees that it will at all times indemnify and hold safe and harmless Tenant and Tenant’s agents and employees from any loss, liability, claims, suits, costs, expenses, including, without limitation, attorneys’ fees and damages, both real and alleged, arising out of hazardous materials or substances introduced on, about or under the Premises by Landlord.

21. SIGNS. No signage shall be placed by Tenant on any portion of the Building. However, Tenant shall be permitted to place a sign bearing its name on the entrance door to the Premises (at Tenant’s cost) and will be furnished a single listing of its name in the Building’s director (at Landlord’s cost), all in accordance with the criteria adopted from time to time by Landlord for the Building. Any changes or additional listings in the directory shall be furnished (subject to availability of space) for a Building standard charge.

22. BROKER. Landlord and Tenant represent and warrant that they neither consulted nor negotiated with any broker or finder regarding the Premises, except the Landlord’s Broker and Tenant’s Broker. Each Landlord and Tenant shall be responsible for all damages and losses resulting from a party’s breach of the foregoing representation.

22.1 END OF TERM. Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in good order and condition, broom-clean, exe asonab1e wear and tear. If Tenant holds over after the expiration or other termination of this Lease, such holding over shall not b’ renewal of this Lease but shall create a tenancy-at-will, and Tenant shall continue to be bound by all of the terms and conditions of this Lease, except that during such tenancy-at-will Tenant shall pay to Landlord (i) Base Rent at the rate equal to one hundred fifty percent (150%) of that provided for as of the expiration or termination of the Lease, and (ii) any and all Operating Costs and other Additional Rent payable under this Lease. If Landlord loses a prospective tenant because Tenant fails to timely vacate the Premises Tenant will be liable for all damages, including consequential damages, which Landlord may suffer as a result of such holdover. All Alterations, including HVAC equipment, wall coverings, carpeting and other floor coverings, ceiling tiles, blinds and other window treatments, lighting fixtures and bulbs, built in or attached shelving, built in furniture, millwork, counter tops, cabinetry, all doors (both exterior and interior), bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant to the Premises shall become Landlord’s property on the expiration or sooner termination of the Lease Term. On the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all moveable furniture, furnishings, equipment, and other articles of moveable personal property owned by Tenant and located in the Premises that can be removed without damage to the Premises. Tenant, at its expense, shall also remove all computer and telecommunications wiring from the Premises and Building and all non-standard Alterations to the Premises, including any vault, stairway, or computer room Alterations or any Alterations involving roof, ceiling, or floor penetrations. Tenant shall repair any damage caused by the removal. Any items of Tenant’s property that shall remain in the Premises after the expiration or sooner termination of the Lease Term, may, at the option of Landlord, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in the manner Landlord shall determine, at Tenant’s expense.

22.2 TENANT’S FINANCIAL STATEMENTS. Upon request of Landlord not more frequently than twice in any calendar year, Tenant agrees to furnish to Landlord copies of Tenant’s most recent annual, quarterly and monthly financial statements, audited if available. The financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The financial statements shall include a balance sheet and a statement of profit and loss, and the annual financial statement shall also include a statement of changes in financial position and appropriate explanatory notes. Landlord may deliver the financial statements to any prospective or existing mortgagee or purchaser of the Building.

23. ATTORNEYS’ FEES. The prevailing party in any litigation arising out of or in any manner relating to this Lease shall be entitled to recover from the losing party reasonable attorneys’ fees and costs.

24. NOTICES. Any notice to be given under this Lease may be given either by a party itself or by its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier service (such as Federal Express), or by the United States Postal Service, registered or certified mail, return receipt requested, in each case addressed to the respective party at the party’s notice address set forth in Section 1 of this Lease, as such address is changed by notice to the other party. A notice shall be deemed effective upon receipt or the date rejected if it is returned to the addressor because it is refused, unclaimed, or the addressee has moved.

25. IMPOSSIBILITY OF PERFORMANCE. For purposes of this Lease, the term “Unavoidable Delay” shall mean any delays due to strikes, lockouts, civil commotion, war or warlike operations, terrorism, bioterrorism, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, or any other cause beyond the direct control of the party delayed. Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason of any Unavoidable Delay, then provided notice of the Unavoidable Delay is given to the other party within ten days after its occurrence, performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay. Subject to the terms of the Casualty article, the provisions of this article shall not operate to excuse Tenant from the payment of Rent or from surrendering the Premises at the end of the Lease Term, and shall not operate to extend the Lease Term. Delays or failures to perform resulting from lack of funds or the increased cost of obtaining labor and materials shall not be deemed delays beyond the direct control of a party.

26. PARKING. Tenant shall be entitled to use no more than 18 total parking spaces in the Parking Areas. Up to 9 such allocated spaces shall be designated by Landlord as reserved for Tenant. “Parking Areas” shall mean the areas available for automobile parking in connection with the Building as those areas may be designated by Landlord from time to time. Tenant shall pay monthly with Base Rent, parking charges for the reserved spaces (whether such spaces are in use or not) equal to $500 per space, per year, plus applicable taxes, if any. Except for particular spaces and areas designated from time to time by Landlord for reserved parking (including reserved spaces granted to Tenant above), all parking in the Parking Areas shall be on an unreserved, first-come, first-served basis. Landlord reserves the right to (a) to reserve spaces for the exclusive use of specific parties; and (b) change the access to the Parking Areas, provided that some manner of reasonable access to the Parking Areas remains after the change; and none of the foregoing shall entitle Tenant to any claim against Landlord or to any abatement of Rent. As of the Date of this Lease, there is no separate charge for Tenant unreserved parking spaces or visitor parking, except that the visitor spaces are metered. Landlord will provide Tenant with a parking permit cared according to the number of spaces allocated to Tenant. These cards are to be hung from the rear view mirror of the vehicle. Parking cards or stickers, key cards, or any other devices or forms of identification or entry supplied by Landlord (collectively “Cards”) shall remain the property of Landlord. Cards are not transferable and any Card in the possession of an unauthorized holder will be void. Loss or theft of Cards and lost or stolen cards later found by Tenant must be reported to Landlord immediately. Any Cards lost or stolen and later found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Landlord shall have no obligation to “police” or enforce Tenant’s reserved parking spaces. Tenant shall pay all costs required to designate reserved spaces, including signage and painting.

26.1 RELOCATION. Landlord, at its option but only once during the Lease Term, may substitute for the Premises other space (hereafter called “Substitute Premises”) within the Building at any time during the Term which are of comparable quality and Rentable Area. Landlord shall give Tenant at least sixty (60) days notice of such relocation. Landlord shall construct or alter, at its own expense, the Substitute Premises so that they are in substantially the same condition as the Premises immediately prior to the relocation. Landlord shall have the right to reuse the fixtures, improvements and alterations used in the Premises. Tenant shall occupy the Substitute

Premises as soon as Landlord’s work is substantially completed. Landlord shall pay Tenant’s reasonable third-party costs of moving Tenant’s furnishings, telephone and computer wiring, and other property to the Substitute Premises, and reasonable printing costs associated with the change of address. Upon substantial completion of the Substitute Premises, this Lease will apply to the Substitute Premises as if the Substitute Premises had been the space originally described in this Lease. Landlord shall not be liable or responsible in any way for damages or injuries suffered by Tenant pursuant to the relocation in accordance with this provision including, but not limited to, the loss of goodwill, business, productivity or profits. Notwithstanding the aforesaid, Landlord shall functionally replicate in substantially the same condition as the Premises immediately prior to the relocation, Tenant’s 2000 (+1-) square foot lab in any Substitute Premises.

27. QUIET ENJOYMENT. Subject to the terms of this Lease, Tenant shall have possession of the Premises under the terms of this Lease without hindrance from Landlord or anyone claiming by, through, or under Landlord provided Tenant promptly and fully complies with all of its obligations under this Lease. No action of Landlord or other tenants working in other space in the Building, or in repairing or restoring the Premises, shall be deemed a breach of this covenant, nor shall such action give to Tenant any right to modify this Lease either as to term, rent payables or other obligations to be performed.

28. GENERAL PROVISIONS.

28.1 Construction Principles. The words “including” and “include” and similar words will not be construed restrictively to limit or exclude other items not listed. This Lease has been negotiated “at arm’s-length” by Landlord and Tenant, each having the opportunity to be represented by legal counsel of its choice and to negotiate the form and substance of this Lease. Therefore, this Lease shall not be more strictly construed against either party by reason of the fat that one party may have drafted this Lease. If any provision of this Lease is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Lease shall remain in full force, if the essential provisions of this Lease for each party remain valid, binding, and enforceable. The parties may amend this Lease only by a written agreement of the parties. This Lease shall constitute the entire agreement of the parties concerning the matters covered by this Lease. All prior understandings and agreements had between the parties concerning those matters, including all preliminary negotiations, lease proposals, letters of intent, and similar documents, are merged into this Lease, which alone fully and completely expresses the understanding of the parties. Landlord and Tenant intend that faxed signatures constitute original signatures binding on the parties. This Lease shall bind and inure to the benefit of the heirs, personal representatives, and, except as otherwise provided, the successors and assigns of the parties to this Lease. Any liability or obligation of Landlord or Tenant arising during the Lease Term shall survive the expiration or earlier termination of this Lease. No acceptance by Landlord of a lesser sum than the Rent, Additional Rent and other sums then due shall be deemed to be other than on account of the earliest installment of such payments due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease. Time is of the essence in the performance of all obligations under the terms of this Lease.

28.2 Security Deposit. Tenant shall deposit with Landlord a Security Deposit in the amount set forth in Section 1.12 of this Lease, which sum Landlord shall retain as security for the performance by Tenant of each of its obligations hereunder. The Security Deposit shall not bear interest. If Tenant at any time fails to perform any of its obligations under this Lease, including its Rent or other payment obligations, its restoration obligations, or its insurance and indemnity obligations, then Landlord may, at its option, apply the Security Deposit (or any portion) to cure Tenant’s default or to pay for damages caused by Tenant’s default. If the Lease has been terminated, then Landlord may apply the Security Deposit (or any portion) against the damages incurred as a consequence of Tenant’s breach. The application of the Security Deposit shall not limit Landlord’s remedies for default under the terms of this Lease. If Landlord depletes the Security Deposit, in whole or in part, prior to the Expiration Date or any termination of this Lease, then Tenant shall restore immediately the amount so used by Landlord. Unless Landlord uses the Security Deposit to cure a default of Tenant, to pay damages for Tenant’s breach of the Lease, or to restore the Premises to the condition to which Tenant is required to leave the Premises upon the expiration or any termination of the Lease, then Landlord shall, within thirty (30) days after the Expiration Date or any termination of this Lease, refund to Tenant any funds remaining in the Security Deposit. Tenant may not credit the Security Deposit against any month’s Rent.

28.3 Radon Gas. The following notification is provided under Section 404.056(6), Florida Statutes: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

28.4 Patriot Act. Tenant represents and warrants to Landlord that it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation. Tenant shall indemnify Landlord against any claim or loss resulting from an asserted inaccuracy in its representation set forth in the preceding sentence.

28.5 Sale of Land or Building. Landlord may sell the Land or the Building without affecting the obligations of Tenant hereunder; upon such sale, Landlord shall be relieved of all liability thereafter accruing under this Lease provided that the purchaser assumes Landlord’s obligations arising under this Lease from and after the date of such sale.

28.6 Visual Artists Rights Act. Tenant shall not permanently affix or install within the Building or Premises, or permit or suffer the permanent affixation or installation of, any paintings, sculptures, prints, drawings, photographs or other artwork without Landlord’s prior written consent. Tenant shall indemnify Landlord from and against any loss or claim arising from its breach or alleged breach of the foregoing covenant, which indemnity shall survive expiration or other termination of this Lease.

28.7 Exhibits. All exhibits, riders, and addenda attached to this Lease shall, by this reference, be incorporated into this Lease. The following exhibits are attached to this Lease:

EXHIBIT “A” – Legal Description of Building

EXHIBIT “B” – Sketch of Premises

EXHIBIT “C” – Rules and Regulations

EXHIBIT “D” – Commencement Date Letter

29. JURY WAIVER; COUNTERCLAIMS. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTION WITH THIS LEASE. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION TO OBTAIN POSSESSION OF THE PREMISES.

30. Provided that (i) as Tenant Improvements or Alterations, a laboratory of approximately 2,000 square foot has been constructed within the Premises (ii) Tenant is not in default under the terms and conditions of this Lease and (iii) Tenant has given at least One hundred eighty (180) days prior written notice to Landlord, Tenant may cancel this Lease on the third (3rd) anniversary of the Commencement Date provided that on or before the said early termination date Tenant has paid to Landlord a termination fee equal to the sum of the following: (a) four (4) months of Base Rent; (b) four (4) months installments of Additional Rent for Tenant’s Allocated Share of Operating Costs; and (c) the unamortized balance of the tenant improvement allowances, any real estate brokerage commissions, Landlord’s attorneys’ fees in connection with this Lease, and all other costs incurred by Landlord in connection with the negotiation and execution of this Lease. On or prior to the Termination Date, Tenant shall vacate the Premises and surrender possession of the Premises to Landlord in accordance with the provisions of this Lease, as if the Termination Date were the original expiration date of the Lease Term, and Tenant shall execute any documents reasonably required by Landlord regarding the termination.

IN WITNESS WHEREOF, this Lease has been executed on behalf of Landlord and Tenant as of the Date of this Lease.

WITNESSES:	LANDLORD:

/s/ Signature of Witness 1 /s/ Print or type name of Witness 1

UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INCORPORATED, a Florida corporation not for profit under Chapter 617, Florida Statutes, and a Direct Support Organization of the University of South Florida pursuant to Section 1004.28, Florida Statutes.

/s/	By:	/s/ Rod Casto
Signature of Witness 2	Name:	Rod Casto
	Title:	Corporate Secretary & Executive Director
/s/
Print or type name of Witness 2	[CORPORATE SEAL]

Date Executed:	03/06/2007

TENANT:

/s/
Signature of Witness 1	MiMedx, Inc.

/s/ Print or type name of Witness 1	By:	/s/ Rene Collins
	Name:	Rene M. Collins
/s/	Title:	VP - Operations
Signature of Witness 2
[CORPORATE SEAL]
/s/

Print or type name of Witness 2	Date Executed:	03/06/2007

EXHIBIT “A”

LEGAL DESCRIPTION OF THE BUILDING

A PARCEL OF LAND LYING IN SECTION 9. TOWNSHIP 28 SOUTH, RANGE 19 EAST, HILLSBOROUGH COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE SOUTHWEST CORNER OF SAID SECTION 9, THENCE SOUTH 89°51’00” EAST, ALONG THE SOUTH BOUNDARY OF THE SOUTHWEST  1/4 OF SAID SECTION 9, FOR 203.45 FEET; THENCE NORTH 00°09’00” EAST, 629.73 FEET; THENCE NORTHWESTERLY ALONG THE ARC OF A NON-TANGENT CURVE CONCAVE SOUTHWESTERLY, HAVING A RADIUS OF 52.00 FEET, A CENTRAL ANGLE OF 120°00’00”, AND ARC LENGTH OF 108.91 FEET, AND A CHORD BEARING AND DISTANCE OF NORTH 26°46’44” WEST, 90.07 FEET TO A POINT OF CUSP AND THE NORTHERLY RIGHT-OF-WAY LINE OF SPECTRUM BOULEVARD THENCE SOUTH 86°46’44” EAST, ALONG SAID NORTHERLY RIGHT-OF-WAY LINE, FOR 131.63 FEET TO A POINT OF CURVATURE; THENCE SOUTHEASTERLY ALONG THE ARC OF A CURVE CONCAVE SOUTHWESTERLY, HAVING A RADIUS OF 339.00 FEET; A CENTRAL ANGLE OF 23°55’15”, AN ARC LENGTH OF 149.66 FEET, AND A CHORD BEARING AND DISTANCE OF SOUTH 74°49’06” EAST, 148.80 FEET TO A POINT OF COMPOUND CURVATURE; THENCE CONTINUE ALONG SAID NORTHERLY AND EASTERLY RIGHT-OF-WAY LINE OF SPECTRUM BOULEVARD SOUTHEASTERLY ALONG THE ARC OF A CURVE CONCAVE SOUTHWESTERLY, HAVING A RADIUS OF 346.19 FEET, A CENTRAL ANGLE OF 63°00’35”, AN ARC LENGTH OF 380.71 FEET, AND A CHORD BEARING DISTANCE OF SOUTH 31°21’11” EAST, 361.82 FEET; THENCE EAST, 338.18 FEET; THENCE NORTH, 7.33 FEET TO THE POINT OF BEGINNING; THENCE CONTINUE ALONG SAID LINE, NORTH, 51.95 FEET; THENCE WEST, 61.76 FEET; THENCE NORTH 227.00 FEET TO A NON-TANGENT CURVE CONCAVE NORTHEASTERLY, HAVING A RADIUS OF 53.06 FEET; THENCE NORTHWESTERLY ALONG SAID CURVE 9.22 FEET THROUGH A CENTRAL ANGLE OF 09°37’30” (CHORD BEARING N.55°03’22” W. 9.21 FEET) TO A POINT OF COMPOUND CURVE CONCAVE EASTERLY HAVING A RADIUS OF 21.56 FEET; THENCE NORTHERLY ALONG SAID CURVE 30.87 FEET THROUGH A CENTRAL ANGLE OF 80°57’11” (CHORD BEARING N.09°08’02” W., 28.30 FEET) TO A NON-TANGENT CURVE CONCAVE SOUTHEASTERLY, HAVING A RADIUS OF 50.50 FEET; THENCE NORTHEASTERLY ALONG SAID CURVE 26.36 FEET THROUGH A CENTRAL ANGLE OF 29°54’14”(CHORD BEARING N.47°30’10”E.26.06 FEET); THENCE N65°45’05”E., 8.36 FEET TO A NON-TANGENT CURVE CONCAVE SOUTHERLY, HAVING A RADIUS OF 205.97 FEET; THENCE EASTERLY ALONG SAID CURVE 14.93 FEET THROUGH A CENTRAL ANGLE OF 04°09’14” (CHORD BEARING N.75°10’15”E. 14.93 FEET) TO A NON-TANGENT CURVE CONCAVE SOUTHERLY, HAVING A RADIUS OF 74.96 FEET; THENCE EASTERLY ALONG SAID CURVE 15.96 FEET THROUGH A CENTRAL ANGLE OF 12°11’37” (CHORD BEARING N.82°26’25”E. 15.93 FEET) TO A NON-TANGENT CURVE CONCAVE SOUTHERLY, HAVING A RADIUS OF 50.74 FEET; THENCE EASTERLY ALONG SAID CURVE 14.76 FEET THROUGH A CENTRAL ANGLE OF 16°39’47” (CHORD BEARING S84°15’54”E. 14.70 FEET) TO A NON-TANGENT CURVE CONCAVE NORTHERLY, HAVING A RADIUS OF 108.10 FEET; THENCE EASTERLY ALONG SAID CURVE 5.15 FEET THROUGH A CENTRAL ANGLE OF 02°43’38” (CHORD BEARING S.75°01’29”E. 5.14 FEET) TO A POINT OF REVERSE CURVE CONCAVE SOUTHWESTERLY HAVING A RADIUS OF 31.92 FEET; THENCE SOUTHEASTERLY ALONG SAID CURVE 24.68 FEET THROUGH A CENTRAL ANGLE OF 44°17’34” (CHORD BEARING S.54°14’39”E., 24.07 FEET); THENCE S.26°34’58”E. 2.26 FEET; THENCE EAST 49.81 FEET; THENCE SOUTH 29.16 FEET; THENCE S.13°41’35”E., 41.39 FEET; THENCE S.26°08’30”W., 22.23 FEET; THENCE SOUTH 230.62 FEET; THENCE WEST, 73.24 FEET TO THE POINT OF BEGINNING.

EXHIBIT “B”

SKETCH OF PREMISES

The above plan is for location of Premises only and is not a representation by Landlord as to any other improvements shown.

EXHIBIT “C”

RULES AND REGULATIONS

1. The sidewalks and public portions of the Building, such as entrances, passages, courts, parking areas, elevators, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by Tenant or its employees, agents, invitees, or guests nor shall they be used for any purpose other than ingress and egress to and from the Premises.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, louvered openings, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, unless installed by Landlord. No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Building without the prior written consent of Landlord in each instance. Landlord will provide Building standard blinds for the exterior windows of the Premises (except for the “ellipse” parts of the Building) at no cost to Tenant.

3. No sign, advertisement, notice, or other lettering shall be exhibited, inscribed, painted, or affixed by Tenant on any part of the outside of the Premises or Building or on corridor walls or doors or mounted on the inside of any windows or within the interior of the Premises, if visible from the exterior of the Premises, without the prior written consent of Landlord. Signs on any entrance door or doors shall conform to Building standards and shall, at Tenant’s expense, be inscribed, painted, or affixed for Tenant by sign makers approved by Landlord.

4. The sashes, sash doors, skylights, windows, heating, ventilating, and air conditioning vents and doors that reflect or admit light and air in to the halls, passageways, or other public places in the Building shall not be covered or obstructed by Tenant, or its employees, agents, invitees, or guests, nor shall any bottles, parcels, or other articles be placed outside of the Premises.

5. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the public halls, corridors, or vestibules without the prior written consent of Landlord.

6. Subject to the terms of the Lease, whenever Tenant shall submit to Landlord any plan, agreement, assignment, sublease, or other document for Landlord’s consent or approval, Tenant shall reimburse Landlord, on demand, for the actual out-of-pocket costs for the services of any architect, engineer, or attorney employed by Landlord to review or prepare the plan, agreement, assignment, sublease, consent, or other document, and pay Landlord a Building standard administrative fee for its services relating to the consent or approval.

7. The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, an no sweepings, rubbish, rags, or other substances shall be thrown in them. All damages resulting from any misuse of fixtures shall be borne by the Tenant who, or whose employees, agents, invitees, or guests, shall have caused the damages.

8. Tenant shall not in any way deface any part of the Premises or the Building. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Building, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

9. No animals of any kind (except dogs assisting disabled persons) shall be brought on the Premises or Building.

10. The Premises shall not be used for lodging or cooking, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate, and similar beverages and a microwave oven for food warming shall be permitted, provided that such equipment and use is in accordance with all applicable governmental requirements.

11. No office space in the Building shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods, or property of any kind (except as to fundraising or charitable activities).

12. Tenant shall not make or permit to be made any unseemly or disturbing noises, or electromagnetic or radio interference, or vibrations, or disturb or interfere with occupants of the Building or neighboring premises or those having business with them, or interfere with equipment of Landlord or occupants of the Building, whether by the use of any musical instrument, radio, television, machines or equipment, unmusical noise, whistling, singing, or in any other way, including use of any wireless device or equipment. Tenant shall not throw anything out of the doors or windows or down the corridors, stairwells, or elevator shafts of the Building.

13. Neither Tenant nor any of Tenant’s employees, agents, invitees, or guests shall at any time bring or keep on the Premises any firearms, inflammable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of Tenant’s business, all of which shall only be used in strict compliance with all applicable environmental laws.

14. Landlord shall have a valid pass key to all spaces within the Premises at all times during the Lease Term. No additional locks or bolts of any kind shall be placed on any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism of the locks, without the prior written consent of the Landlord and unless and until a duplicate key is delivered to Landlord. Tenant must, on the termination of its tenancy, restore to the Landlord all keys to stores, offices, and toilet rooms, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord for the replacement cost of them.

15. All deliveries, removals, or the carrying in or out of any safes, freights, furniture, or bulky matter of any description may be accomplished only with the prior approval of Landlord and then only in approved areas, through the approved loading/service area doors, using the freight elevator only, and during approved hours. Tenant shall assume all liability and risk concerning these movements. Landlord may restrict the location where heavy or bulky matters may be placed inside the Premises. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight that can or may violate any of these Rules and Regulations or other provisions of this Lease.

16. Tenant shall not, unless otherwise approved by Landlord, occupy or permit any portion of the Premises demised to it to be occupied as, by, or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, a personnel or employment agency, public restaurant or bar, commercial document reproduction or offset printing service, ATM or similar machines, retail, wholesale, or discount shop for sale of merchandise, retail service shop, labor union, school, classroom, or training facility, an entertainment, sports, or recreation facility, an office or facility of a foreign consulate or any other form of governmental or quasi-governmental bureau, department, or agency, including an autonomous governmental corporation, a place of public assembly (including a meeting center, theater, or public form), a facility for the provision of social welfare or clinical health services, a medical or health care office of any kind, a customer service call center, a firm the principal business of which is real estate brokerage, a company engaged in the business of renting office or desk space, a public finance (personal loan) business, or manufacturing, or any other use that would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas, or Parking Areas (including any use that would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Building, unless Tenant’s Lease expressly grants permission to do so. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including telephones, lockers, toilets, scales, amusement devises, and machines for sale of beverages, foods, candy, cigarettes, or other goods), except for those vending machines or similar devices that are for the sole and exclusive use of Tenant’s employees, and then only if operation of the machines or devices does not violate the lease of any other tenant of the Building. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant on the Premises.

17. Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Building without the prior written consent of Landlord. Landlord shall have the right to prohibit any advertising that, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and on notice from Landlord, Tenant shall discontinue the advertising.

18. Landlord reserves the right to exclude from the Building all persons who do not present a pass to the Building on a form or card approved by Landlord or other identification documentation required by Landlord. Tenant shall be responsible for all its employees, agents, invitees, or guests who have been issued a pass at the request of Tenant and shall be liable to Landlord for all acts of those persons.

19. The Premises shall not be used for lodging or sleeping, or for any immoral, disreputable, or illegal purposes, or for any purpose that may be dangerous to life, limb, or property.

20. Any maintenance requirements of Tenant will be attended to by Landlord only on application at the Landlord’s office at the Building. Landlord’s employees shall not perform any work or do anything outside of their regular duties, unless under specific instructions from the office of Landlord.

21. Canvassing, soliciting, and peddling within the Building to tenants or occupants of the Building, is prohibited and Tenant shall cooperate to prevent such activities.

22. There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise to Tenant, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in elevators other than those designated by Landlord as service elevators. All deliveries shall be confined to the service areas and through the approved service entries.

23. In order to obtain maximum effectiveness of the cooling system, Tenant shall lower and/or close venetian or vertical blinds or drapes when the sun’s rays fall directly on the exterior windows of the Premises.

24. If, in Landlord’s reasonable opinion, the replacement of ceiling tiles becomes necessary after they have been removed on behalf of Tenant by telephone company installers or others (in both the Premises and the public corridors), the cost of replacements shall be charged to Tenant on a per-tile basis.

25. All paneling or other wood products not considered furniture that Tenant shall install in the Premises shall be of fire retardant materials. Before the installation of these materials, Tenant shall submit to Landlord a satisfactory (in the reasonable opinion of Landlord) certification of the materials’ fire retardant characteristics.

26. Tenant, its employees, agents, contractors, and invites shall not be permitted to occupy at any one time more than the number of parking spaces in the Parking Areas permitted in the Lease (including any parking spaces reserved exclusively for Tenant). Usage of parking spaces shall be in common with all other tenants of the Building and their employees, agents, contractors, and invitees. All parking space usage shall be subject to any reasonable rules and regulations for the sale and proper use of parking spaces that Landlord may prescribe. Tenant’s employees, agents, contractors, and invitees shall abide by all posted roadway signs in and about the parking facilities. Landlord shall have the right to tow or otherwise remove vehicles of Tenant and its employees, agents, contractors, or invitees that are improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of Tenant or the owner of the vehicle, or both, and without liability to Landlord. Upon request by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of Tenant, its principals, employees, agents, and contractors. Parking spaces may be used for the parking of passenger vehicles only and shall not be used for parking commercial vehicles or trucks (except sports utility vehicles, mini-vans, and pick-up trucks utilized as personal transportation), boats, personal watercraft, or trailers. No parking space may be used for the storage of equipment or other personal property. Overnight parking in the Parking Areas is prohibited.

Landlord, in Landlord’s sole and absolute discretion, may establish from time to time a parking decal or pass card system, security check-in, or other reasonable mechanism to restrict parking in the Parking Areas.

27. All trucks and deliver vans shall be parked in designated areas only and not parked in spaces reserved for cars. All delivery service doors are to remain closed except during the time that delivers, garbage removal, or other approved uses are taking place. All loading and unloading of goods shall be done only at the times, in the areas, and through the entrances designated for loading purposes by Landlord.

28. Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes, and items termed garbage from the Premises. The corridors and parking and delivery areas are to be kept clear of these items. Tenant shall provide convenient and adequate receptacles for the collection of standard items of trash and shall facilitate the removal of trash by Landlord. Tenant shall ensure that liquids are not disposed of in the receptacles.

29. Landlord shall not be responsible for lost or stolen personal property, equipment, or money occurring anywhere on the Building, regardless of how or when the loss occurs.

30. Tenant shall not conduct any business, loading or unloading, assembling, or any other work connected with Tenant’s business in any public areas.

31. Neither Tenant, nor its employees, agents, invitees, or guests, shall paint or decorate the Premises, or mark, paint, or cut into, drive nails or screw into nor in any way deface any part of the Premises or Building without the prior written consent of Landlord. Notwithstanding the foregoing, standard picture hanging shall be permitted without Landlord’s prior consent. If Tenant desires a signal, communications, alarm, or other utility or service connection installed or changed, the work shall be done at the expense of Tenant, with the approval and under the direction of Landlord. If Landlord consents, Tenant shall promptly repair any damage to the Building resulting from Tenant’s activities, including any damage due to preparations for storms.

32. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electric facilities, or any part or appurtenance of the Premises.

33. Tenant agrees and fully understands that the overall aesthetic appearance of the Building is of paramount importance; thus Landlord shall maintain complete aesthetic control over any and every portion of the Premises visible from outside the Premises including all fixtures, equipment, signs, exterior lighting, plumbing fixtures, shades, awnings, merchandise, displays, art work, wall coverings, or any other object used in Tenant’s business. Landlord’s control over the visual aesthetics shall be complete and arbitrary. Landlord will notify Tenant in writing of any aesthetic deficiencies and Tenant will have seven days to correct the deficiencies to Landlord’s satisfaction or Tenant shall be in default of this Lease and the Default article shall apply.

34. Tenant shall not install, operate, or maintain in the Premises or in any other area of the Building, any electrical equipment that does not bear the UIL (Underwriters Laboratories) seal of approval, or that would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building. Tenant shall not furnish any cooling or heating to the Premises, including the use of any electronic or gas heating devices, without Landlord’s prior written consent.

35. Under applicable law, the entire Building, including the Premises, is deemed to be a “no smoking” building and smoking is prohibited on the property.

36. Tenant shall not allow the Premises to be occupied by more than five persons per 1,000 square feet of rentable area.

37. Landlord may, on request by any tenant, waive compliance by the tenant with any of the Rules and Regulations provided that (a) no waiver shall be effective unless in writing and signed by Landlord or Landlord’s authorized agent, (b) a waiver shall not relieve the tenant from the obligation to comply with the rule of regulation in the future unless expressly consented to by Landlord, and (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the Rules and Regulations unless the other tenant has received similar waiver in writing from Landlord. Landlord shall enforce the Rules and Regulations in a non-discriminatory manner.

38. Tenant will take all steps necessary to prevent: inadequate ventilation, emission of chemical contaminants from indoor or outdoor sources, or both, or emission of biological contaminants. Tenant will not allow any unsafe levels of chemical or biological contaminants (including volatile organic compounds) in the Premises, and will take all steps necessary to prevent the release of contaminants from adhesives (for example, upholstery, wallpaper, carpet, machinery, supplies, and cleaning agents).

39. Tenant shall comply with any recycling programs for the Building implemented by Landlord from time to time.

40. Tenant shall not obtain for use in the Premises towel, barbering, bootblacking, floor polishing, lighting maintenance, cleaning, or other similar services from any persons not authorized by Landlord in writing to furnish the services.

41. Tenant shall not place a load on any floor of the Premises exceeding the floor load per square foot area that such floor was designed to carry. Landlord reserves the right to prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, that in the opinion of Landlord may be required under the circumstances, such reinforcing to be at Tenant’s expense.

42. All contractors performing work to the structure or systems of the Building must be approved by Landlord.

43. Tenant shall comply with all rules and regulations imposed by Landlord as to any messenger center Landlord may establish for the Building and as to the delivery of letters, packages, and other items to the Premises by messengers.

44. Landlord reserves the right to grant or deny access to the Building to any telecommunications service provider. Access to the Building by any telecommunications service provider shall be governed by the terms of Landlord’s standard telecommunications license agreement, which must be executed and delivered to Landlord by such provider before it is allowed any access whatsoever to the Building.

45. Whenever these Rules and Regulations directly conflict with an express right or obligation of Tenant under this Lease, this Lease shall govern.

46. Landlord shall enforce the Rules and Regulations in a non-discriminatory manner.

EXHIBIT “D”

COMMENCEMENT DATE LETTER

UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INCORPORATED

3802 Spectrum Boulevard, Suite 100

Tampa, FL 33612

                            , 2007

Tenant

Address

Re:	Lease dated , 2007 by and between University of South Florida Research Foundation, Incorporated, as Landlord, and , as Tenant (the “Lease”)

Dear                     :

This will confirm that:

1. All Tenant Improvements required under the terms of this Lease have been satisfactorily performed in accordance with the Lease, and as of the date of this notice Tenant has inspected the Premises and accepted the Premises subject to the Terms of the Lease “as-is”, “where-is”; and

2. The Commencement Date of the Lease Term is                                         , and the expiration date of the Lease Term is                                               .

Sincerely,

UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INCORPORATED, a Florida corporation non-for-profit under Chapter 617, Florida Statutes, and a Direct Support Organization of the University of South Florida pursuant to Section 1004.28, Florida Statutes

By:
Name:
Title:

[CORPORATE SEAL]

DATE EXECUTED:

ACCEPTED AND AGREED:

TENANT:

By:
Name:
Title:

[CORPORATE SEAL]

DATE EXECUTED: